Exhibit 6.1

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CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED

AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN

EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND

(II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

CONSIGNMENT AGREEMENT

(the “Agreement”)

Consignment Period:	May 2, 2022 - July 25, 2022

Purpose:	[***]

Agent:	Masterworks Gallery, LLC
225 Liberty Street, 29th Floor
New York, New York 10281

Consignee:	[***]

Work(s) Consigned:

CECILY BROWN [***] Net Price: $[***]

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TERMS OF CONSIGNMENT

Purpose of the Consignment

1.	Masterworks Gallery, LLC (“Agent”), acting as agent on behalf of Masterworks Cayman SPC, on behalf of its 028 Segregated Portfolio (“Consignor” or “Masterworks”), hereby grants to [***] (“Consignee”) the exclusive right to offer the Work for sale to potential buyers at Consignee’s [***], at a gross sales price for which Agent shall receive, after payment of any and all commissions to Consignee, the agreed Net Price (“Net Price”).

2.	The Consignment Period and the Net Price may be changed from time to time by written mutual consent of Agent and Consignee.

Agent’s and Consignor’s Representations and Warranties

3.	Agent hereby represents and warrants to Consignee and the buyer of record to whom Consignee sells the Work (“Buyer”) that Agent has full legal authority to: (i) enter into this Agreement on behalf of Consignor; (ii) cause Agent’s signatory to this Agreement to execute and deliver, for and on behalf of Consignor, this Agreement; (iii) make the representations and warranties contained herein on behalf of Consignor; (iv) receive payment for the sale of the Work on behalf of Consignor; and (v) complete the transactions contemplated herein on behalf of Consignor.

4.	Agent, on behalf of itself and Consignor, hereby represents and warrants to Consignee and Buyer that: (i) Consignor is the sole and absolute owner of the Work; (ii) at the time of sale, the Work shall be free and clear of any and all liens, claims, security interests, or other encumbrances held by any person or entity that would prevent the sale contemplated hereunder; (iii) the Work is authentic, that is, the Work was created by the artist indicated on this Agreement; (iv) to the best of Agent’s knowledge, the Work has been lawfully exported and imported, as required by the laws of any country in which it was located or transported to; (v) required declarations upon the export and import of the Work have been properly made and any duties and taxes on the export and import of the Work have been paid; (vi) Agent has provided Consignee with all information in Agent’s and Consignor’s possession, or that either Agent or Consignor is aware of, concerning the attribution, or authenticity of the Work; (vii) in accordance with applicable laws and regulations intended to prevent money laundering or terrorist financing existing in the United States or any other country, including, the jurisdiction where the sale of the Work is transacted, it has carried out and shall carry out necessary “know your customer” identification and verification checks on Consignor and Consignor’s shareholders and the Work is not traceable to proceeds, or not involved in a transaction, in violation of such laws or regulations; and (viii) the Agent, the Consignor and each of the Consignor’s shareholder is not (a) a person or entity subject to trade sanctions, embargoes or restrictions in any jurisdiction (“Sanctioned Person”) or (b) owned or controlled by, or acting as an agent or on behalf of, a Sanctioned Person..

5.	Agent agrees that the foregoing representations and warranties are for the benefit of Consignee and Buyer and that such representations and warranties shall survive the completion of the transactions contemplated by this Agreement for a period of four (4) years. Agent further agrees to notify Consignee promptly in writing of any events or circumstances that may cause such representations and warranties to be inaccurate or false in any way.

6.	For the avoidance of doubt, the parties acknowledge that Masterworks’ standard business practices in the securitizations of artworks through a segregated portfolio of Masterworks Cayman SPC, as a single artwork owned by an individual Delaware LLC shall not, in any way, invalidate or negate any of the representations warranties guarantees, or obligations under this Agreement.

Consignee’s Representations and Warranties

7.	Consignee represents and warrants that in accordance with applicable laws and regulations intended to prevent money laundering or terrorist financing existing in the United States or any other country, including, the jurisdiction where the sale of the Work is transacted, it shall carry out necessary “know your customer” identification and verification checks on any buyer (including any party that would be considered the ultimate beneficial owner of the Buyer) and no funds used for the gross sales prices constitutes or is traceable to proceeds, or from any activity or transaction, in violation of any such laws or regulations; neither Consignee nor the Buyer (including any party that would be considered the ultimate beneficial owner of the Buyer) is a Sanctioned Person or owned or controlled by, or acting as an agent or on behalf of, a Sanctioned Person. Consignee further represents that, other than with regard to clear title and authenticity, the Work will be offered “AS IS” and it will not make any representation or warranty to a potential purchaser with respect to merchantability, fitness for a particular purpose, the physical condition, size, quality, rarity, importance, provenance, restoration, exhibitions, literature or historical relevance of the Work, and that no statement anywhere, whether oral or written, will be deemed such a representation or warranty.

Shipping; Expenses; and Return of Consignment

8.	Consignee will pay all costs and expenses of crating, packing, insuring, customs, import and export duties, and shipping the Work from its current location to Consignee’s premises before being shipped to its [***]. If the Work is not sold prior to the end of the Consignment Period, Consignee shall pay all costs and expenses of crating, packing, insuring, and shipping the Work back to the same location or to such other location as mutually agreed upon by Agent and Consignee within fifteen (15) calendar days after the end of the Consignment Period (Consignee’s agreement not to be unreasonably withheld, conditioned or delayed). Consignee shall be responsible for all expenses related to selling the Work.

Insurance

9.	Consignee shall arrange and pay for all-risk fine art wall-to-wall insurance for the Work against any loss or damage up to the amount of the Net Price while the Work is in transit or static, including full terrorism but otherwise subject to the standard policy exclusions. All policies must be primary and non-contributory. Such insurance shall be provided from the moment the Work is released to Consignee’s shippers, and until the Work is returned to Consignor or its designate, or title and risk of loss is transferred to the Buyer. Consignee will provide Consignor with a certificate of insurance evidencing such insurance coverage naming Masterworks as an additional insured and loss payee prior to the transfer of risk of loss to Consignee.

Care and Preservation

10.	During the Consignment Period, Consignee agrees to provide an appropriate storage environment and transportation methods to safeguard the Work.

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Consignee’s Commission and Payment

11.	In the event that the Work is sold during the Consignment Period, Consignee shall be entitled to receive any gross sale proceeds for the Work above the Net Price as a commission in consideration of its services. Consignee shall retain this commission and forward the balance of the gross sale proceeds for the Work to Agent within five (5) business days of the receipt by Consignee of the entire gross sales proceeds for the Work in good and clear funds. Consignee shall retain its commission and forward the balance of the gross sale proceeds for the Work to Agent within five (5) business days of the receipt by Consignee of the entire gross sales proceeds for the Work in good and clear funds, or any portion thereof. The parties hereto agree that if the Work is sold by Consignee pursuant to terms of this Agreement, Consignee may extend no greater than sixty (60) day payment terms to its Buyer. Consignor reserves the right to request the full amount of the gross sales price, as well as a redacted copy of any bill of sale or purchase agreement.

Transfer of Title

12.	Consignee agrees that it will not release the Work to the Buyer unless and until it has received payment in full for the Work. Title to the Work shall pass to Buyer from Consignor through Consignee upon Consignor’s receipt of full payment of the gross sale proceeds for the Work, at which time Agent, on behalf of Consignor, specifically authorizes Consignee to effectuate the transfer of ownership and title to the Work, to provide such documentation as is reasonably required upon sale, including a bill of sale for the Work, and to release the Work to Buyer.

Marketing and Image Reproductions

13.	Consignor acknowledges and agrees that Consignee will market the Work as Consignee deems appropriate in its sole discretion. Consignor further agrees, subject to the rights of the copyright holder, to permit Consignee the right to photograph the Work for reproduction for archival, educational, press and publicity purposes, in any media, including social media, relating to the sale and or exhibition of the Work. Should Consignee prepare any such material concerning the marketing or sale of the Work, Consignee shall provide copies of all such material to Masterworks in digital and print format.

Confidentiality

14.	During the term of this Agreement and after the transfer of title to the Work, Agent, on behalf of itself and Consignor, and Consignee agree not to disclose the existence of this Agreement, the identity of the parties hereto, the gross sale proceeds for the Work, the commission payable or any other term of this Agreement , or the nature of the transaction contemplated hereby, to any third party without the other party’s written consent, except insofar as necessary to carry out the terms of this Agreement or as may be required by law or regulations, or as part of Masterworks’ standard business practices in the securitization of artworks. The terms of this paragraph shall survive the transfer of title or termination of this Agreement for any reason.

Governing Law; Dispute Resolution; Miscellaneous.

15.	This Agreement contains the entire understanding between the parties hereto. It may not be changed except by a writing signed by the parties. In the event of any conflict between this Agreement and any sale terms or agreement with the Buyer, the terms of this Agreement will govern. This Agreement shall inure to the benefit of and shall bind the parties and any successors permitted assigns. Without regard to the location of the Work at the time of sale, this Agreement and all matters relating to it shall be governed by the laws of the State of New York without regard to conflict of laws principles. The Consignor and Consignee also agree that they shall first try to resolve any disputes amicably and in good faith prior to any legal action being filed.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth below.

[***]		Masterworks Gallery, LLC

By:	Date	By:	Evan Beard	Date	May 2, 2022
Its:		Its:	Head of Private Sales